Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Second Quarter Fiscal Year 2025 Results and Raises Fiscal Year 2025 Outlook

•Revenue decreased 4% to $55.3 billion; revenue increased 16% excluding the impact of the previously communicated large customer contract expiration
•GAAP1 operating earnings were $549 million; GAAP diluted EPS was $1.65
•Non-GAAP operating earnings increased 9% to $635 million, driven by the Pharmaceutical and Specialty Solutions segment; non-GAAP diluted EPS increased 2% to $1.93
•Fiscal year 2025 non-GAAP EPS guidance2 raised to $7.85 to $8.00, from $7.75 to $7.90
•Company announces the completion of its acquisition of 73% ownership of GI Alliance

DUBLIN, Ohio, January 30, 2025 – Cardinal Health (NYSE: CAH) today reported second quarter fiscal year 2025 revenues of $55.3 billion, a decrease of 4% from the second quarter of fiscal year 2024. Second quarter revenue increased 16% excluding the impact of the previously communicated large customer contract expiration. Second quarter GAAP operating earnings increased 9% to $549 million and GAAP diluted earnings per share (EPS) were $1.65. Second quarter non-GAAP operating earnings increased 9% to $635 million, driven by the Pharmaceutical and Specialty Solutions segment. Non-GAAP diluted EPS increased 2% to $1.93, due to an increase in non-GAAP operating earnings and a lower share count, offset in part by an increase in interest and other expense due to financing impacts related to the recent acquisitions.

“We delivered strong second quarter financial results while taking significant strategic and operational actions to position us for future growth," said Jason Hollar, CEO of Cardinal Health. "Led by robust demand across our Pharmaceutical and Specialty Solutions segment, we are again pleased to raise our fiscal 2025 enterprise guidance.”

Hollar added, “We are also pleased to announce the closing of our acquisition of a majority position in GI Alliance. GI Alliance, along with our recently completed Integrated Oncology Network transaction in support of our Navista oncology platform, enables our continued specialty growth and delivers a greater value proposition for providers and patients."

Q2 FY25 summary

	Q2 FY25	Q2 FY24	Y/Y
Revenue	$55.3 billion	$57.4 billion	(4)%
Operating earnings	$549 million	$505 million	9%
Non-GAAP operating earnings	$635 million	$585 million	9%
Net earnings attributable to Cardinal Health, Inc.	$400 million	$368 million	9%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$468 million	$464 million	1%
Effective Tax Rate	21.4%	27.9%
Non-GAAP Effective Tax Rate	21.4%	21.4%
Diluted EPS attributable to Cardinal Health, Inc.	$1.65	$1.50	10%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.93	$1.89	2%

Cardinal Health

Segment results

Pharmaceutical and Specialty Solutions segment

	Q2 FY25		Q2 FY24		Y/Y
Revenue	$50.8	billion	$53.2	billion	(4)%
Segment profit	$531	million	$495	million	7%

Second quarter revenue for the Pharmaceutical and Specialty Solutions segment decreased 4% to $50.8 billion. Second quarter revenue increased 17% excluding the impact of the customer contract expiration, driven by brand and specialty pharmaceutical sales growth from existing and new customers.

Pharmaceutical and Specialty Solutions segment profit increased 7% to $531 million in the second quarter, driven by growth from BioPharma Solutions, including contributions from Specialty Networks, and a higher contribution from brand and specialty products. This growth was partially offset by the customer contract expiration.

Global Medical Products and Distribution segment

	Q2 FY25		Q2 FY24		Y/Y
Revenue	$3.2	billion	$3.1	billion	1%
Segment profit	$18	million	$11	million	N.M.
Second quarter revenue for the Global Medical Products and Distribution segment increased 1% to $3.2 billion, driven by volume growth from existing customers.

Global Medical Products and Distribution segment profit increased to $18 million in the second quarter, driven by cost optimization initiatives, partially offset by the write-off of uncollectible receivables in the WaveMark business3.

Other4

	Q2 FY25		Q2 FY24		Y/Y
Revenue	$1.3	billion	$1.1	billion	13%
Segment profit	$118	million	$106	million	11%

Second quarter revenue for Other increased 13% to $1.3 billion, driven by growth across the three operating segments: at-Home Solutions, Nuclear and Precision Health Solutions and OptiFreight Logistics.

Other segment profit increased 11% to $118 million in the second quarter, driven by the performance of OptiFreight Logistics and Nuclear and Precision Health Solutions.

Cardinal Health

Fiscal year 2025 outlook2
The company raised its fiscal 2025 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $7.85 to $8.00, from $7.75 to $7.90. The company's guidance now reflects the impacts of the completed acquisitions of Integrated Oncology Network (ION) and its majority stake in GI Alliance.

The company updated fiscal year 2025 guidance for Pharmaceutical and Specialty Solutions segment profit to 10% to 12% growth, from 4% to 6% growth, driven by stronger organic growth within the segment and contributions from GI Alliance and to a lesser extent, ION. The company also updated its GMPD fiscal 2025 segment profit guidance to a range of $130 million to $150 million from the prior range of $140 million to $175 million, primarily reflecting the second-quarter write-off of uncollectible receivables in the WaveMark business.

The company updated expectations for interest and other expense to a range of $200 million to $230 million, from $140 million to $170 million, driven by the advanced completion of $2.9 billion in new debt financing and foregone interest income related to acquisitions.

Recent highlights
•Cardinal Health today announced the completion of its acquisition of a majority stake in GI Alliance. With over 900 physicians across 345 practice locations in 20 states, GI Alliance is the country’s leading gastroenterology management services organization (MSO). The acquisition accelerates Cardinal Health’s multi-specialty growth strategy.
•Cardinal Health completed its acquisition of Integrated Oncology Network in December. ION is a physician-led independent community oncology network that accelerates the development of Navista oncology alliance, providing additional capabilities supporting independent community practices and adding more than 100 providers delivering broad-reaching oncology and urology care across 10 states.
•Cardinal Health announced the start of routine production of actinium-225 (Ac-225) through its Center for Theranostics Advancement in collaboration with TerraPower Isotopes. Cardinal Health is the first company to offer the isotope at commercial scale, increasing access to theranostics and potential new cancer therapies.
•Cardinal Health announced that construction is underway for its new at-Home Solutions distribution center in Fort Worth, Texas. The facility is equipped with leading robotics and automation technologies and is anticipated to be fully operational in the summer of 2025.
•Cardinal Health’s GMPD business announced the U.S. launch of its Kendall SCD SmartFlow™ Compression System, the next generation of the Kendall™ Compression Series offering an enhanced clinician and patient experience.
•Cardinal Health was named to Forbes’ 2025 Most Trusted Companies in America list.

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. EST to discuss second quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

Cardinal Health

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals and specialty products; a global manufacturer and distributor of medical and laboratory products; a supplier of home-health and direct-to-patient products and services; an operator of nuclear pharmacies and manufacturing facilities; and a provider of performance and data solutions. Our company’s customer-centric focus drives continuous improvement and leads to innovative solutions that improve people’s lives every day. Learn more about Cardinal Health at cardinalhealth.com and in our Newsroom.

Contacts
Media: Erich Timmerman, Erich.Timmerman@cardinalhealth.com and 614.757.8231
Investors: Matt Sims, Matt.Sims@cardinalhealth.com and 614.553.3661

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
3WaveMark is a business within the Global Medical Products and Distribution segment that offers a fully integrated SaaS platform to support digitally automated clinical supply chain solutions to improve patient outcomes through enhanced product visibility and predictive analytics.
4Other includes the following three operating segments: Nuclear and Precision Health Solutions (NPHS), at-Home Solutions and OptiFreight Logistics, which are not significant enough individually to require reportable segment disclosure.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risk that we may fail to achieve our strategic objectives, including the continued execution of the GMPD Improvement Plan, whether as a result of Cardinal Health Brand sales, ongoing inflationary pressures or the impact of possible tariffs on products we source or manufacture; competitive pressures in Cardinal Health's various lines of business, including the risk that customers may reduce purchases made under their contracts with us or terminate or not renew their contracts; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including as a result of possible legislative action; risks associated with litigation matters, including an Department of Justice investigation focused on potential violations of the Anti-Kickback Statute and False Claims Act; the risk that events outside of our control, such as weather or geopolitical events, may impact demand for our products or may cause supply shortages that impact our cost and ability to fulfill customer demand; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other

Cardinal Health

financial and strategic benefits through our generic sourcing venture or other components of our generics programs; risks associated with recently completed and still-pending acquisitions, including risks arising as a result from our entry into new lines of businesses; the possibility that our at-Home reporting unit goodwill could become impaired due to changes to our long-term financial plan, increases in global interest rates or unfavorable changes in the U.S. statutory tax rate. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8K reports and exhibits to those reports. This release reflects management’s views as of January 30, 2025. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Second Quarter			Year-to-Date
(in millions, except per common share amounts)	2025	2024	% Change	2025	2024	% Change
Revenue	$55,264	$57,442	(4)%	$107,541	$112,092	(4)%
Cost of products sold	53,323	55,588	(4)%	103,698	108,495	(4)%
Gross margin	1,941	1,854	5%	3,843	3,597	7%

Operating expenses:
Distribution, selling, general and administrative expenses	1,306	1,268	3%	2,583	2,454	5%
Restructuring and employee severance	9	28		33	53
Amortization and other acquisition-related costs	105	63		179	127
Impairments and (gain)/loss on disposal of assets, net [1]	3	1		2	542
Litigation (recoveries)/charges, net	(31)	(11)		(71)	(52)
Operating earnings	549	505	9%	1,117	473	N.M.

Other (income)/expense, net	3	(10)		(2)	(9)
Interest expense, net	35	3	N.M.	67	14	N.M.
Earnings before income taxes	511	512	—%	1,052	468	N.M.

Provision for income taxes [2]	110	143	(23)%	234	110	N.M.
Net earnings	401	369	9%	818	358	N.M.

Less: Net earnings attributable to noncontrolling interests	(1)	(1)		(2)	(2)
Net earnings attributable to Cardinal Health, Inc.	$400	$368	9%	$816	$356	N.M.

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$1.65	$1.50	10%	$3.37	$1.44	N.M.
Diluted	1.65	1.50	10%	3.35	1.43	N.M.

Weighted-average number of common shares outstanding:
Basic	242	245		242	247
Diluted	243	246		243	248
1 For the six months ended December 31, 2023, impairments and (gain)/loss on disposal of assets, net included a pre-tax goodwill impairment charge of $585 million related to the GMPD segment.
2 For fiscal 2024, the estimated net tax benefit related to this impairment was $45 million and was included in the annual effective tax rate. As a result, the amount of tax benefit increased by approximately an incremental $66 million for the six months ended December 31, 2023 and increased the provision for income taxes for the remainder of fiscal 2024.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	December 31, 2024	June 30, 2024
Assets	(Unaudited)
Current assets:
Cash and equivalents	$3,810	$5,133
Trade receivables, net	12,369	12,084
Inventories, net	16,904	14,957
Prepaid expenses and other	2,623	2,663
Assets held for sale	50	47
Total current assets	35,756	34,884

Property and equipment, net	2,558	2,529
Goodwill and other intangibles, net	7,436	6,450
Other assets	1,252	1,258
Total assets	$47,002	$45,121

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$31,298	$31,759
Current portion of long-term obligations and other short-term borrowings	544	434
Other accrued liabilities	3,381	3,447
Total current liabilities	35,223	35,640

Long-term obligations, less current portion	7,062	4,658
Deferred income taxes and other liabilities	7,638	8,035

Total shareholders’ deficit	(2,921)	(3,212)
Total liabilities and shareholders’ deficit	$47,002	$45,121

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2025	2024	2025	2024
Cash flows from operating activities:
Net earnings	$401	$369	$818	$358

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	192	175	374	347
Impairments and loss on sale of other investments	1	—	2	—
Impairments and (gain)/loss on disposal of assets, net	3	1	2	542
Share-based compensation	30	28	60	57
Provision for bad debts	12	12	28	21
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(541)	(538)	(253)	(480)
Increase in inventories	(1,289)	(1,376)	(1,967)	(2,449)
Increase/(decrease) in accounts payable	924	2,591	(470)	4,353
Other accrued liabilities and operating items, net	(133)	(83)	(641)	(1,042)
Net cash provided by/(used in) operating activities	(400)	1,179	(2,047)	1,707

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(1,076)	—	(1,076)	—
Proceeds from divestitures, net of cash sold	—	9	2	9
Additions to property and equipment	(99)	(114)	(189)	(206)
Proceeds from the disposal of property and equipment	—	1	—	2
Purchases of investments	(3)	(1)	(3)	(2)
Proceeds from investments	2	—	2	1
Proceeds from net investment hedge terminations	—	—	—	28
Proceeds from short-term investment in time deposit	200	—	200	—
Net cash used in investing activities	(976)	(105)	(1,064)	(168)

Cash flows from financing activities:
Proceeds from long-term obligations, net of issuance costs	2,869	—	2,869	—
Reduction of long-term obligations	(414)	(8)	(423)	(15)
Net tax proceeds/(withholding) from share-based compensation	13	29	(15)	1
Dividends on common shares	(122)	(124)	(250)	(255)
Purchase of treasury shares, net	(15)	(250)	(390)	(750)
Net cash provided by/(used in) financing activities	2,331	(353)	1,791	(1,019)

Effect of exchange rate changes on cash and equivalents	(12)	6	(3)	1

Net increase/(decrease) in cash and equivalents	943	727	(1,323)	521
Cash and equivalents at beginning of period	2,867	3,870	5,133	4,076
Cash and equivalents at end of period	$3,810	$4,597	$3,810	$4,597

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

	Second Quarter

	Pharmaceutical and Specialty Solutions		Global Medical Products and Distribution		Other
(in millions)	2025	2024	2025	2024	2025	2024
Revenue
Amount	$50,849	$53,202	$3,154	$3,127	$1,283	$1,135
Growth rate	(4)%	12%	1%	2%	13%	11%

Segment profit
Amount	$531	$495	$18	$11	$118	$106
Growth rate	7%	10%	N.M.	N.M.	11%	10%
Segment profit margin	1.04%	0.93%	0.57%	0.35%	9.20%	9.34%

	Year-to-Date

	Pharmaceutical and Specialty Solutions		Global Medical Products and Distribution		Other
(in millions)	2025	2024	2025	2024	2025	2024
Revenue
Amount	$98,839	$103,790	$6,277	$6,159	$2,469	$2,186
Growth rate	(5)%	12%	2%	—%	13%	10%

Segment profit
Amount	$1,061	$951	$26	$23	$222	$202
Growth rate	12%	12%	13%	N.M.	10%	4%
Segment profit margin	1.07%	0.92%	0.41%	0.37%	8.99%	9.24%

The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross				Operating	Earnings			Net			Diluted
		Margin		SG&A2		Earnings	Before	Provision for		Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	Earnings	Rate	Taxes	Taxes	Earnings [3]	Rate	Rate	EPS [3]	Rate
	Second Quarter 2025
GAAP	$1,941	5%	$1,306	3%	$549	9%	$511	$110	$400	9%	21.4%	$1.65	10%
Restructuring and employee severance	—		—		9		9	2	7			0.03
Amortization and other acquisition-related costs	—		—		105		105	27	78			0.32
Impairments and (gain)/loss on disposal of assets, net	—		—		3		3	1	2			0.01
Litigation (recoveries)/charges, net	—		—		(31)		(31)	(12)	(19)			(0.08)
Non-GAAP	$1,941	5%	$1,306	3%	$635	9%	$597	$127	$468	1%	21.4%	$1.93	2%

	Second Quarter 2024
GAAP	$1,854	10%	$1,268	8%	$505	N.M.	$512	$143	$368	N.M.	27.9%	$1.50	N.M.
Restructuring and employee severance	—		—		28		28	7	21			0.09
Amortization and other acquisition-related costs	—		—		63		63	17	46			0.19
Impairments and (gain)/loss on disposal of assets, net	—		—		1		1	(35)	36			0.15
Litigation (recoveries)/charges, net	—		—		(11)		(11)	(5)	(6)			(0.03)
Non-GAAP	$1,854	10%	$1,269	7%	$585	17%	$592	$127	$464	22%	21.4%	$1.89	31%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross				Operating	Earnings			Net			Diluted
		Margin		SG&A2		Earnings	Before	Provision for		Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	Earnings	Rate	Taxes	Taxes	Earnings [3]	Rate	Rate	EPS [3]	Rate
	Year-to-Date 2025
GAAP	$3,843	7%	$2,583	5%	$1,117	N.M.	$1,052	$234	$816	N.M.	22.2%	$3.35	N.M.
Restructuring and employee severance	—		—		33		33	8	25			0.10
Amortization and other acquisition-related costs	—		—		179		179	47	132			0.54
Impairments and (gain)/loss on disposal of assets, net	—		—		2		2	—	2			0.01
Litigation (recoveries)/charges, net	—		—		(71)		(71)	(24)	(47)			(0.19)
Non-GAAP	$3,843	7%	$2,583	5%	$1,260	10%	$1,195	$266	$927	4%	22.2%	$3.81	6%

	Year-to-Date 2024
GAAP	$3,597	10%	$2,454	3%	$473	N.M.	$468	$110	$356	N.M.	23.4%	$1.43	N.M.
Restructuring and employee severance	—		—		53		53	14	39			0.16
Amortization and other acquisition-related costs	—		—		127		127	34	93			0.37
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		542		542	100	442			1.78
Litigation (recoveries)/charges, net	—		—		(52)		(52)	(17)	(35)			(0.14)
Non-GAAP	$3,597	10%	$2,455	3%	$1,142	26%	$1,137	$241	$894	29%	21.2%	$3.60	39%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
4 For the six months ended December 31, 2023, impairments and (gain)/loss on disposal of assets, net included a pre-tax goodwill impairment charge of $585 million related to the GMPD segment. For fiscal 2024, the estimated net tax benefit related to this impairment was $45 million and was included in the annual effective tax rate. As a result, the amount of tax benefit increased by approximately an incremental $66 million for the six months ended December 31, 2023 and increased the provision for income taxes for the remainder of fiscal 2024.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	Second Quarter		Year-to-Date
(in millions)	2025	2024	2025	2024
GAAP - Cash Flow Categories
Net cash provided by/(used in) operating activities	$(400)	$1,179	$(2,047)	$1,707
Net cash used in investing activities	(976)	(105)	(1,064)	(168)
Net cash provided by/(used in) financing activities	2,331	(353)	1,791	(1,019)
Effect of exchange rates changes on cash and equivalents	(12)	6	(3)	1
Net increase/(decrease) in cash and equivalents	$943	$727	$(1,323)	$521

Non-GAAP Adjusted Free Cash Flow
Net cash provided by/(used in) operating activities	$(400)	$1,179	$(2,047)	$1,707
Additions to property and equipment	(99)	(114)	(189)	(206)
Payments related to matters included in litigation (recoveries)/charges, net	245	(27)	621	515
Non-GAAP Adjusted Free Cash Flow	$(254)	$1,038	$(1,615)	$2,016
For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
Revenue Growth Rates Excluding OptumRx

Second Quarter

	Consolidated				Pharmaceutical and Specialty Solutions
(in millions)	2025	2024	Growth Rate	(in millions)	2025	2024	Growth Rate
Total Revenue	$55.3	$57.4	(4)%	Total Pharmaceutical and Specialty Solutions Revenue	$50.8	$53.2	(4)%
less: OptumRx Revenue	—	9.8		less: OptumRx Revenue	—	9.8
Revenue, excluding OptumRx	$55.3	$47.6	16%	Pharmaceutical and Specialty Solutions Revenue, excluding OptumRx	$50.8	$43.4	17%

Year-to-Date

	Consolidated				Pharmaceutical and Specialty Solutions
(in millions)	2025	2024	Growth Rate	(in millions)	2025	2024	Growth Rate
Total Revenue	$107.5	$112.1	(4)%	Total Pharmaceutical and Specialty Solutions Revenue	$98.8	$103.8	(5)%
less: OptumRx Revenue	—	19.1		less: OptumRx Revenue	—	19.1
Revenue, excluding OptumRx	$107.5	$93.0	16%	Pharmaceutical and Specialty Solutions Revenue, excluding OptumRx	$98.8	$84.7	17%

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Shareholder cooperation agreement costs includes costs such as legal, consulting and other expenses incurred in relation to the agreement (the "Cooperation Agreement") entered into among Elliott Associates, L.P., Elliott International, L.P. (together, "Elliott") and Cardinal Health. These include costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the Business Review Committee of the Board of Directors, formed under this Cooperation Agreement, tasked with undertaking a comprehensive review of our strategy, portfolio, capital allocation framework, and operations. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance. The Cooperation Agreement expired in the second quarter of fiscal 2025.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business and include, but are not limited to, costs related to divestitures, closing and consolidating facilities, changing the way we manufacture or distribute our products, moving manufacturing of a product to another location, changes in production or business process outsourcing or insourcing, employee severance and realigning operations.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2025 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $3.49 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.

Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net and (8) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net and (8) loss on early extinguishment of debt, each net of tax.
Non-GAAP effective tax rate: provision for income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net and (8) loss on early extinguishment of debt divided by (earnings before income taxes adjusted for the eight items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by/(used in) operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts.